Exhibit 21
                              LIST OF SUBSIDIARIES
                              --------------------

1.       The Company holds 100% of the outstanding capital stock of:

         MountainBrook Village Company ("MBV Co.") (Arizona)
         UDC Advisory Services, Inc. ("Advisory") (Illinois)
         UDC Corporation ("UDCC") (Delaware)
         UDC Homes Construction, Inc. (Arizona)

2.       The Company holds 77.5% of the partnership interest of:

         Westbrook Village Venture (Arizona)

3.       MBV Co. holds 100% of the outstanding capital stock of:

         Gold Canyon Sewer Company (Arizona)

4.       UDCC holds 100% of the outstanding capital stock of:

         UDC Mortgage Corporation (Arizona)

5.       The Company holds a 50% interest in:

         UDC Mortgage, a general partnership